Exhibit 23.3






                         Consent of Independent Auditors
                         -------------------------------

We consent to the incorporation by reference in the registration statement on Form S-3 of Legg Mason, Inc. dated on or about February 24, 2006 of our report dated November 11, 2005, with respect to the combined statements of financial condition of Citigroup Asset Management Businesses to be Transferred as of December 31, 2004 and 2003, and the related combined statements of operations, changes in net assets, and cash flows for each of the years in the three-year period ended December 31, 2004, which appears in Exhibit 99.1 in the Form 8-K/A of Legg Mason, Inc. dated December 21, 2005, and to the reference to our Firm under the heading "Independent Registered Public Accounting Firms" in such registration statement.



/s/ KPMG LLP

New York, New York
February 24, 2006